Hills Bancorporation
131 E. Main Street
PO Box 160
Hills, IA 52235

Upcoming Events

- April 17th
  Tax Day
- April 25th
  Administrative Professionals Day
- April 27th
  Arbor Day
- May 13th
  Mother's Day
- May 28th
  Memorial Day
- June 17th
  Father's Day

Hills Bank and Trust Company | IT'S THAT SIMPLE.®



Hills Bancorporation

Shareholder Report
March 31, 2018

Stock Transfer and Dividend Disbursing Agent

Computershare Trust Company, N.A.
PO Box 505000
Louisville, KY 40233-5000
Toll free within US and Canada +1-800-884-4225
Telephone from outside US and Canada +1-781-575-4706



A Message from our President and CEO
Dwight O. Seegmiller

April 16, 2018

Dear Shareholder,

Hills Bank has been active in our communities throughout the Corridor during the 1st quarter of 2018! Mentioned below is just one example of the many great events we hosted or sponsored:

Ag Outlook

The Bank was proud to host the Ag Outlook at Riverside Casino & Golf Resort again this year. A record number of attendees (450) enjoyed speakers Mark Core (Vermeer Corporation), Keith Wiebe (International Food Policy Research Institute), Paul Georgy (Allendale, Inc.), and Greg Peterson (Machinery Pete). Topics included food policy, global agriculture and a long-term ag outlook, the upcoming growing season, and trends in farm equipment.




STORY
Hills Bancorporation
Stock Price Per Share
$57.00
Investor Relations
Stock Price

Transfer Your Hills Bancorporation Stock to Electronic Shares (Book Entry)

Hills Bancorporation's stock transfer agent, Computershare, now allows shareholders to deposit their paper Hills Bancorporation stock certificates into electronic shares (a.k.a. book entry).

Book entry is a way of tracking stock ownership where no certificate is given to the shareholder. The shares are "paperless," "online," or "digital." This option is available to all shareholders and there is no fee to deposit your paper certificates into book entry.

For more information, go to the Investor Relations tab on HillsBank.com to learn how to transfer your stock today!

Thank you for your continued support and investment in Hills Bancorporation.

Sincerely,

Dwight O. Seegmiller
President and CEO

Serving thousands of customers . . . one at a time.™

Cedar Rapids • Coralville • Hills • Iowa City • Kalona • Lisbon • Marion
Mount Vernon • North Liberty • Washington • Wellman



Celebrating Spring and Agriculture

Agriculture is intertwined with the Bank's history, heritage, and values and remains an important part of our culture today. We enjoy celebrating spring and agriculture every year during the month of March! There were many great attractions for children in our offices during the month-long celebration. Penny Savers were able to do a double penny grab with a deposit of $5 or more,



Allis-Chalmers Model G



Choose your Lucky Egg





and after they made their deposit, they could predict which egg they thought would hatch first with our Lucky Egg Contest! We also hosted Barnyard Days at our Washington, Coralville, Mount Vernon, and Cedar Rapids Blairs Ferry offices. These featured live farm animals and some other more exotic animals that customers could come to see and pet. Overall, it was another great year for Ag Month at Hills Bank. Thanks to everyone who helped at these different events!



Hills Bank
Count down to baby chicks!
Choose your Lucky Egg
Please... Do Not Touch.



Hills Bancorporation
Selected Financial Highlights (*Unaudited**)

(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended 3/31/2018	Three Months Ended 3/31/2017
Quarter-End Balances:		
Total Assets	$3,059,208	$2,797,052
Investment Securities	299,941	273,409
Loans, Net of Allowance for Loan Losses	2,423,915	2,281,541
Deposits	2,441,777	2,173,332
Stockholders' Equity	314,518	293,767
Earnings Breakdown:		
Total Interest Income	$28,031	$25,180
Total Interest Expense	5,738	3,983
Net Interest Income	22,293	21,197
Total Non-Interest Income	5,628	5,241
Total Non-Interest Expense	15,256	14,411
Provision for Loan Losses	(765)	(814)
Income Before Income Taxes	13,430	12,841
Income Taxes	2,572	3,967
Net Income	10,858	8,874
Diluted Earnings Per Share	1.16	0.95

**Additional financial information can be found at www.hillsbank.com/securities-and-exchange-filings*

First Quarter Financial Snapshot

The Company reported net income of $10.86 million or $1.16 per diluted share for the three months ended March 31, 2018, a 22.44% increase when compared to the $8.87 million or $0.95 per diluted share for the three months ended March 31, 2017. The improvement in earnings in 2018 is attributed to an increase in net interest income of $1.10 million resulting from increased loan growth and a reduction of income tax expense of $1.40 million resulting from corporate tax rate reductions enacted by the Tax Cut and Jobs Act. The Company experienced loan growth of 6.23% or $142.37 million, from $2.282 billion at March 31, 2017 to $2.424 billion at March 31, 2018.

Total assets of the Company increased to $3.059 billion at March 31, 2018, up from $2.797 billion as of March 31, 2017. Total equity amounted to $314.52 million at the end of the 1st quarter of 2018, and Hills Bancorporation remains well-capitalized.

We appreciate the support of our customers and shareholders, and look forward to serving our communities further with our expanded services and facilities.